Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated January 28, 2003, except for Notes 9, 15 and 20, which are as of April 30, 2003, March 27, 2003 and June 25, 2003, respectively, relating to the financial statements, which appears in the Company’s Current Report on Form 8-K dated July 23, 2003. We also consent to the incorporation by reference of our report dated January 28, 2003 relating to the financial statement schedule, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Stamford, CT

July 24, 2003